Exhibit 99.(a)(35)

STRATEGIC PARTNERS MUTUAL FUNDS, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST:  The charter of STRATEGIC PARTNERS MUTUAL FUNDS, INC., a Maryland corporation (the “Corporation”), is hereby amended by changing the name of the series of its shares of capital stock currently designated as “Strategic Partners Money Market Fund” to “Dryden Money Market Fund.”

SECOND:  The amendment does not increase the authorized stock of the Corporation.

THIRD:  Pursuant to Section 2-605(a) of the Maryland General Corporation Law, the amendment to the charter of the Corporation as hereinabove set forth has been duly approved by the Board of Directors of the Corporation as required by law.

FOURTH:  The foregoing amendment to the charter of the Corporation shall become effective at 5:00 p.m. Eastern Standard Time on February 8, 2007.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, STRATEGIC PARTNERS MUTUAL FUNDS, INC. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on February 8, 2007.

WITNESS:		STRATEGIC PARTNERS MUTUAL FUNDS, INC.

/s/ Deborah A. Docs	By:	/s/ Judy A. Rice
Deborah A. Docs,		Judy A. Rice,
Secretary		President

THE UNDERSIGNED, President of STRATEGIC PARTNERS MUTUAL FUNDS, INC., who executed on behalf of the Corporation the foregoing Articles of Amendment which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of her knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Judy A. Rice
Judy A. Rice, President